Exhibit 10.31

31750 Sherman Avenue

Madison Heights, Michigan  48071

Phone:	248-577-0010
Fax	248-589-7883

July 27, 2005

Production Integration Proposal for

Inquiry No.	VERBAL

Proposal No.	7072005

Contact	Sr VP Prod Deve. & Mfg Eng
AJ Joseph DiBiagio

Phone	(248) 577-0010
Fax	(248) 585 4306
E- Mail	ajjcd@tecstarinc.com

Program	AJ Joseph DiBiagio
Manager	Phone
(248) 577-0010
E-Mail
ajjcd@tecstarinc.com

Attention:	Ted M. McQuinn
President
Phone:	(843) 740-7015 Ext 303
Fax:	(843) 329-0380
E-mail:	ted.mcquinn@forceprotection.net

Copy to:

Attention:	Mark V. Edwards
Sr. V.P. Vehicle Operations
Phone:	(843) 740-7015 Ext 286
Fax:	(843) 329-0380
E-mail	mark.edwards@forceprotection.net

The information reveled in this document is our proposal and must be considered confidential. The contents shall not be reproduced or disclosed without the prior written permission from Tecstar.

1	Table of Contents

1.1

INTRODUCTION

1.1.1

SCOPE OF WORK

1.1.1.1

Work Instructions

		1.1.1.2	Router
		1.1.1.3	Control Plans
		1.1.1.4	ID Key Characteristics
		1.1.1.5	Inspection Instructions
		1.1.1.6	Floor Plan / Layout
		1.1.1.7	List of Fixtures, Equipment & Tools
		1.1.1.8	Material Plan
		1.1.1.9	Process Flow
		1.1.1.10	Define Metrics
		1.1.1.11	Repair Plan

1.1.2

PERSONNEL ORGANIZATION CHART

1.1.3

TIMING GANTT

1.1.4

PRICE SUMMARY

2

OTHER CONSIDERATIONS

2.1

Fixture Design

	2.2	Fixture/Tooling/ Equipment/Procurement

	2.3	PM Creation, Gage Equipment Calibration & Training

	2.4	Line Training & Process Evaluation

2.5

Line Setup

2.6

Material Flow Planning, Set-up & Training

3

FUTURE CONSIDERATIONS

3.1	SCOPE OF WORK FOR FABRICATION & INTERGRATION SECTION

3.1.1

Work Instructions, Router, Control Plans, ID Key Characteristics, Inspection Instructions, Floor Plan / Layout List of Fixtures, List of Equipment, List of Tools, Material Plan, Process Flow, Define Metrics and Repair Plan.

3.2

SUPPLIER QUALITY DEVELOPMENT

	3.2.1	Supplier development, Supplier Audits, Supplier Capabilities, Establish basic procedures, determine adequate validation testing.

Tecstar is pleased to provide our proposal per your verbal request for quotation.

By means of discussing with your CEO, Gordon McGilton, President Ted McQuinn and Sr. V.P. Operations Mark Edwards, Tecstar is offering to propose a Production Integration plan. This proposal is for your Final Assembly segment of your process and includes the listed deliverables under Scope of Work, Personnel Organization Chart, Timing Chart and Pricing Summary.

Following operations will be completed manually:

•                  Operation Instructions, Pictorial Based Excel Format

•                  Inspection Instructions in Excel and Word Format

•                  Flow Charts in Excel or Word Format

•                  Floor Plans in Solid Works Format

Following stipulations apply:

•                  Vehicle and complete part kit to arrive at Tecstar location on or before July 29, 2005

•                  Providing dedicated resource at Tecstar’s facility

•                  Access to all drawings, BOM’s, current process instructions and flow diagrams

•                  Office space, phone and internet access at Force Protection

•                  Force Protection facility access

During our review of the process to provide your deliverables, several additional items were identified to execute the plan that is outside of the original scope. These items are listed under Other and Future Considerations.

Tecstar is impressed with your accomplishments and drive. Tecstar appreciates this opportunity and is looking forward to working with Force Protection.

1.1.1                     SCOPE OF WORK

1.1.1.1                                   Work Instructions will be developed for each operation identified in the Final Manufacturing Process. Contained in these documents will be items that identify the tools needed, parts required, quality of parts, fixture to be used, torque values required, revision control, pictorial views and step by step instructions. The document numbering system will correspond to the process flow document. These documents are intended to be at 30% completion by November (reference timeline), with preliminary documents in place. 100% completion of manufacturing documents, fixture lists, and tool lists is December.

1.1.1.2                                   Control Plans will be in the AIAG required format. Control Plans will follow the process performed in the station and correspond with the process flow documentation. Each process step will include a reaction plan. Process Characteristics will be noted.

1.1.1.3                                   Router will be developed to show the sequence of each process, process name, process description and amount of labor time per process step.

1.1.1.4                                   Key Characteristics will be identified. These characteristics will be on the control plan and linked to an inspection that will collect either variable or attribute data. Current Characteristics will be used and reviewed with your VP of Quality. Additional Characteristics will be identified and also pre-reviewed with Force Protection.

1.1.1.5                                   Inspection Instructions will be developed for Receiving (vehicle ready for Final Assembly), In-Process and Final Inspection. The documentation is intended to “stay” with the vehicle (in a traveler) and then in the permanent vehicle file (for each individual vehicle). Current inspection and any proposed inspections will be reviewed with Force Protection.

1.1.1.6                                   Floor Plan Layout will be supplied in Solid Works Format. This Drawing will contain the following: main final assembly station and sub assembly location and foot print, material aisles, material staging area, work bench location, repair location, lighting requirements , air and electrical drops, inspection area, dynometer area, water test and plant flow.

1.1.1.7                                   Fixtures/Tools/Equipment lists will be supplied. Each list will identify the type of product required, location of intended use and quantity required. This would also include the inspection equipment specifications. These documents are intended to be at 30% completion by November (reference timeline), with preliminary documents in place. 100% completion of manufacturing documents, fixture lists, and tool lists is December

1.1.1.8                                   Material Plan for product to be located in or around each station will be developed. Identification and/or design of type of Material Handling Racks will be provided.

1.1.1.9                                   Process Flow Diagrams will be created for each process including a master overall flow. All movement will be identified to include store, transport, inspection and operation.

1.1.1.10                            Metrics (or Measurable) will be developed for Key Characteristics and for FTQ with the intention that the data collection will be manual.

1.1.1.11                            Repair Plan will be developed including work instructions and location of the Motor Bay. These instructions will be a combination of the process instructions.

Tecstar/Force Protection Production

Integration Organizational Chart

1.1.4                               Price Summary

Resources

Program Management	$
Materials	$
Quality	$
Manufacturing	$
Technical Writers	$
Design	$
Facilities Design	$
Technician / Fabrication	$
Tooling / Fixturing Design	$

These costs are based on the hourly billing rate for the personnel as outlined on the organizational chart

Systems

Quality Systems	$
Manufacturing Systems	$
Engineering Change Control Interpretation	$
Design Software	$
Building Lease	$
Travel	$

TOTAL		$2,741,893.00

OTHER CONSIDERATIONS INITIAL ESTIMATE

TERMS

30% on Acceptance of Proposal

30% at Mid Stage

40% at Completion

2                 OTHER CONSIDERATIONS

While compiling this quote, Tecstar has identified specific items that will need to be addressed. These items are not in the scope of this quotation. Per your request, Tecstar would be glad to quote the following:

2.1                   Fixture Design

2.1.1                                             Tecstar to design and build each fixture required. Cost would be per fixture, time and material. Quote would include fixture, delivery, design, fabrication and associated hardware necessary to support the fixture during the process and a tryout performed. Any air or electrical drops required would be outside this scope.

2.2                   Fixture, Tooling & Equipment Procurement

2.2.1                                             Tecstar to research sources, purchase and deliver to Force Protection all tools, fixtures and equipment identified as needed for the implementation of the Final Assembly System. This would also include Water Test Equipment, NBC Tester, Lift Hardware for the Final Inspection Station, Rolling Inspection Lighting and Material Handling Racks/System for the Assembly Line.

2.3                   Preventative Maintenance Development, Gage Equipment Calibration & Training

2.3.1                                             A preventative Maintenance Plan would be created for all tools, fixtures and equipment for the Final Assembly System. This would also include Water Test Equipment and NBC Tester. This plan would detail items that are required to be performed per type of equipment by Day, Week, Month Semi and Annually. A replacement parts list would be included in this plan.  Tecstar would also train Force Protection personnel to perform all Preventative Maintenance and Calibration requirements.

2.4                   Line Training and Process Evaluation

2.4.1                                             Tecstar would provide training for all employees station by station to include fixture use, tool usage and care, equipment requirements, In Process inspection and documentation. Training on Control Plans, Key Characteristics and Work Instruction details.

2.5                   Line Set Up

2.5.1                                             Tecstar would install the Process Stations, Andon systems, Production Material Areas, Air Lines, Oilers, Fixture supports, Cataloged Systems with Documentation, Lighting, Ramps, Tool Storage and Labeling, Water Test Station, and NBC System.

2.6                   Material Flow Planning, Set-up and Training

2.6.1                                             Tecstar would design the material, containment and shipping area and a corresponding canban system. Installation of signage, development of a lot traceability system, creation of work instructions and supporting forms would also be included. Tecstar would train the material and production department in the new system.

3                 FUTURE CONSIDERATIONS

3.1                   Fabrication and Integration Sections

3.1.1                                             Tecstar to quote items 1.1.1.1 through 1.1.1.11 for the Fabrication and Integration Section of the manufacturing process. Assistance in any service under “Other Considerations” could also quoted.

3.2                   Supplier Quality Development

3.2.1                                             Tecstar Supplier Quality Engineers to audit each supplier, determine supplier capabilities, work with suppliers to meet Force Protection requirements, develop and implement a Supplier Rating System. Tecstar to obtain alternate supplier options and products.